EXHIBIT 99.1

American National Announces Fourth Quarter 2010 Results

GALVESTON, Texas, Feb. 22, 2011 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced fourth quarter 2010 net income of $35,570,000 ($1.33 per diluted share) compared to net income of $34,975,000 ($1.31 per diluted share) for the same period in 2009.

Fourth quarter after tax operating earnings, which exclude net realized investment gains and losses, were $21,952,000 ($0.82 per diluted share), as compared with $30,134,000 ($1.13 per diluted share) for the same period in 2009. Operating earnings for the fourth quarter were impacted by approximately $7 million of property and casualty losses primarily due to an unusual hail storm in Arizona. After tax net realized investment gains were $13,618,000 ($0.51 per diluted share) for the fourth quarter of 2010 as compared with the net realized gains of $4,841,000 ($0.18 per diluted share) for the fourth quarter of 2009.

Net income for the year ended December 31, 2010 was $144,026,000 ($5.40 per diluted share) compared to net income of $15,625,000 ($0.59 per diluted share) for the year ended December 31, 2009. The increase in net income was due to improved operating income in the life, annuity and health segments, as well as a significant decrease in other-than-temporary impairments of investments in marketable securities.

After tax operating earnings for 2010, which exclude net realized investment gains and losses, were $95,985,000 ($3.60 per diluted share) compared with $64,828,000 ($2.44 per diluted share) for 2009. After tax net realized investment gains totaled $48,041,000 ($1.80 per diluted share) for 2010 compared with a net realized loss of $49,203,000 ($1.85 per diluted share) for 2009. The 2009 realized losses were primarily the result of $51,417,000 (after tax) in other-than-temporary impairments of investments in marketable securities.

Revenues for the year ended December 31, 2010 were up 4.4% from 2009, which was significantly impacted by other-than-temporary impairments. Investment income increased by 8.6% in 2010 compared to 2009.

Operating earnings for 2010 improved as a result of increases in the life, annuity and health segments. Earnings from the property and casualty segment declined by $27 million in 2010 due to significant catastrophe losses. Net of reinsurance, catastrophe losses in 2010 increased by $33 million over 2009. Excluding the catastrophe losses for both years, earnings in the property and casualty segment increased in 2010 over 8% from 2009.

Total assets as of December 31, 2010 grew to $21.4 billion, a 6.3% increase from the end of 2009. Stockholders' Equity as of December 31, 2010 was $3.6 billion, up 4.7% from the end of 2009. Book value per diluted share was $136.77 at December 31, 2010 as compared to $130.29 per share at December 31, 2009.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues	$ 783,359,000	$ 786,631,000	$ 3,067,088,000	$ 2,938,450,000
After-tax earnings (losses):
Operating earnings **	$ 21,952,000	$ 30,134,000	$ 95,985,000	$ 64,828,000
Net realized investment gains (losses)	$ 13,618,000	$ 4,841,000	$ 48,041,000	$ (49,203,000)
Net income (loss)	$ 35,570,000	$ 34,975,000	$ 144,026,000	$ 15,625,000

Per share earnings (losses):
Operating earnings – Diluted **	$ 0.82	$ 1.13	$ 3.60	$ 2.44
Net realized investment gains (losses) – Diluted	$ 0.51	$ 0.18	$ 1.80	$ (1.85)
Net income (loss) – Diluted	$ 1.33	$ 1.31	$ 5.40	$ 0.59

Weighted average number of shares
upon which computations are based:
Diluted **	26,687,361	26,597,476	26,687,158	26,597,476
Basic	26,559,238	26,558,832	26,559,035	26,528,832

As of
		December 31, 2010	December 31, 2009

Book value per diluted share		$ 136.77	$ 130.29

* Results are preliminary and unaudited. American National expects to timely file its annual 2010 Form 10-K.
** Operating earnings exclude after-tax realized investment gains and losses. The sum of Operating earnings (losses) and Net realized investment gain (losses) is equal to Net income (loss).

American National Insurance Company (American National), headquartered in Galveston, Texas was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been evaluated and assigned the following ratings by nationally recognized rating agencies: A (Excellent) by A.M. Best Company, third highest of 13 active company ratings noted as "An excellent ability to meet their ongoing insurance obligations" and A+ (Strong) by Standard & Poor's, fifth highest of 20 active company ratings noted as "Strong capacity to meet financial commitments but somewhat subject to adverse economic conditions."

American National is also a family of companies that has, on a consolidated GAAP basis, $21.4 billion in assets, $17.8 billion in liabilities and $3.6 billion in stockholders' equity. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The American National family of companies operates in all 50 states and its major insurance subsidiaries include American National Life Insurance Company of Texas, Standard Life and Accident Insurance Company, American National Life Insurance Company of New York, American National Property and Casualty Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

The American National Insurance Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7772

The statements contained in this release that are not historical statements, including statements regarding future performance, plans and projections, are forward-looking statements based on management's current expectations. Such forward-looking statements are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties detailed in the Company's financial statements and in the Company's most recent Form 10-K filed with the Securities and Exchange Commission. Actual results may differ materially from these statements due to changes in business, regulatory, competitive, market, economic, and political factors that are beyond our control. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT: John J. Dunn, Jr. (409) 766-6063